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                                                                EXHIBIT (c)(12)


NEWS RELEASE                                           [LUCENT TECHNOLGIES LOGO]



Jeff Baum
908-582-7636 (office)
973-983-7086 (home)
jbaum@lucent.com


LUCENT TECHNOLOGIES ACQUIRES YURIE SYSTEMS

FOR RELEASE:  FRIDAY, MAY 29, 1998


        MURRAY HILL, N.J. -- Lucent Technologies announced today it has acquired Yurie Systems, Inc., a global leader in ATM access technology and equipment for data, voice and video networking. Lucent accepted tendered shares representing more than 90 percent of Yurie's outstanding shares. Lucent's tender offer for Yurie's shares expired on Thursday, May 28, 1998, at midnight Eastern time.

        Lucent said it plans today to effect a short form merger, under which it will acquire 100 percent ownership of Yurie.

        "We are extremely pleased to add Yurie Systems to our growing data networking business," said Bill O'Shea, president of Lucent's Data Networking Systems group. "The Yurie management team is absolutely world class and we have identified many areas where we can integrate their expertise across our growing ATM portfolio."

        Jeong Kim, Yurie's chairman and chief executive officer, is now president of Lucent's Carrier Networks within the Data Networking Systems group.

        "Together the companies present a powerful combination in the ATM arena," said Kim. "By combining our products and technology with Lucent's unparalleled relationships with service providers and its own growing portfolio, we will more effectively meet customer demand for new multi-service networks."

        Earlier this week, Lucent Technologies announced an advanced portfolio of Internet Protocol (IP)-based data network products for service providers, revolutionizing the way data, voice and video are handled in public networks.

        Lucent Technologies designs, builds and delivers a wide range of public and private phone networks, communications systems and software, business telephone systems and microelectronics components. Bell Labs is the research and development arm for the company. More information about Lucent Technologies, headquartered in Murray Hill, N.J., is available on its Web site at http://www.lucent.com.


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